EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2011 Results

MENLO PARK, Calif., Feb. 1, 2012 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended December 30, 2011.

For the fourth quarter of 2011, revenues before reimbursements increased 11% to $60,524,000, as compared to $54,625,000 in the fourth quarter of 2010. Total revenues increased 8% to $67,916,000, as compared to $62,602,000 in the same period one year ago.

Net income for the fourth quarter increased 25% to $7,731,000, or $0.54 per diluted share, as compared to $6,182,000, or $0.41 per diluted share, reported in the same quarter one year ago.  EBITDA1 improved 20% to $14,139,000, as compared to $11,749,000 in the fourth quarter last year.

For fiscal year 2011, revenues before reimbursements increased 11% to $246,667,000, as compared to $221,860,000, in 2010. Total revenues increased 10% to $272,446,000, as compared to $248,753,000 in the prior year.

Net income for fiscal year 2011 improved 19% to $32,695,000, or $2.22 per diluted share, as compared to $27,521,000, or $1.83 per diluted share, reported in the prior year.  EBITDA1 improved 16% to $58,994,000, as compared to $50,833,000, in 2010.

During 2011, Exponent generated $46.6 million in cash flow from operations, repurchased $40.6 million of its common stock, and closed the year with $109.7 million in cash, cash equivalents and short-term investments.

"The fourth quarter was a particularly good conclusion to a strong year of double-digit revenue growth and profitability for Exponent," commented Dr. Paul Johnston, President and CEO. "During the quarter our business continued to benefit from a few major assignments and, as a result, we achieved high utilization despite our seasonally slower quarter.  For both the quarter and full year we had notable performances from our mechanics and materials, electrical, thermal sciences, human factors and engineering management consulting practices, as well as our health and environmental groups.

"In 2011, we were able to leverage our breadth of disciplines and depth of engineering and scientific knowledge to assist our clients in addressing significant technological, health and environmental matters.  Our defense technology development practice secured several new contracts and continued to generate solid product sales of surveillance systems. We grew our consulting staff by 7% while improving our utilization. All of these activities contributed to our strong performance for the year and we are pleased with our progress.

"For the full year 2012 we expect growth in revenue before reimbursements to be in the low- to mid-single digits. This growth has been tempered by the fact that our largest projects in 2011 accounted for a greater percentage of our revenues than in a typical year. These projects will be stepping down in their level of activity over the next several quarters.  As a result we expect 2012 utilization to be lower by a percentage point or two as compared to last year and the EBITDA1 margin will be down slightly.

"As we look ahead, we will continue to expand our expertise and experience to address our clients' important technology, health and environmental questions. We are optimistic about our market opportunities and look forward to translating these into long-term shareholder value," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, February 1, 2012, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-1427 or 480-629-9664. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4505400#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 30, 2011 and December 31, 2010
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010

Revenues
Revenues before reimbursements	$ 60,524	$ 54,625	$ 246,667	$ 221,860
Reimbursements	7,392	7,977	25,779	26,893

Revenues	67,916	62,602	272,446	248,753

Operating expenses
Compensation and related expenses	39,594	36,042	156,853	144,842
Other operating expenses	5,894	5,441	23,238	21,413
Reimbursable expenses	7,392	7,977	25,779	26,893
General and administrative expenses	3,843	3,753	13,116	12,364

	56,723	53,213	218,986	205,512

Operating income	11,193	9,389	53,460	43,241

Other income
Interest income, net	95	33	236	198
Miscellaneous income, net	1,792	1,272	1,123	3,269
	1,887	1,305	1,359	3,467

Income before income taxes	13,080	10,694	54,819	46,708

Income taxes	5,349	4,512	22,124	19,187

Net income	$ 7,731	$ 6,182	$ 32,695	$ 27,521

Net income per share:
Basic	$ 0.56	$ 0.43	$ 2.31	$ 1.92
Diluted	$ 0.54	$ 0.41	$ 2.22	$ 1.83

Shares used in per share computations:
Basic	13,775	14,443	14,181	14,354
Diluted	14,322	15,094	14,751	15,069

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 30, 2011 and December 31, 2010
(unaudited)
(in thousands)

	December 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 84,439	$ 106,549
Short-term investments	25,260	--
Accounts receivable, net	73,065	72,034
Prepaid expenses and other assets	8,521	10,585
Deferred income taxes	7,293	5,426
Total current assets	198,578	194,594
Property, equipment and leasehold improvements, net	27,215	27,267
Goodwill	8,607	8,607
Other assets	34,388	28,424
	$ 268,788	$ 258,892

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 6,738	$ 9,715
Accrued payroll and employee benefits	48,089	41,888
Deferred revenues	5,948	6,131
Total current liabilities	60,775	57,734
Other liabilities	19,456	15,481
Deferred rent	1,842	1,877
Total liabilities	82,073	75,092

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	108,071	96,089
Accumulated other comprehensive loss	(471)	(451)
Retained earnings	179,432	156,086
Treasury stock, at cost	(100,333)	(67,940)
Total stockholders' equity	186,715	183,800
	$ 268,788	$ 258,892

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended December 30, 2011 and December 31, 2010
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010

Net Income	$ 7,731	$ 6,182	$ 32,695	$ 27,521

Add back (subtract):

Income taxes	5,349	4,512	22,124	19,187
Interest income, net	(95)	(33)	(236)	(198)
Depreciation and amortization	1,154	1,088	4,411	4,323

EBITDA (1)	14,139	11,749	58,994	50,833

Stock-based compensation	2,133	1,925	10,341	9,257

EBITDAS (1)	$ 16,272	$ 13,674	$ 69,335	$ 60,090

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT: Exponent, Inc.
         (888) 656-EXPO